Exhibit 10.1
Betty J. Click
Senior Vice President
     Human Resources
December 19, 2008
Matthew E. Rubel
2100 W. 59th Street
Mission Hills, KS 66208-1110
          Re: Employment Agreement Amended and Restated
Dear Matt:
This is your Employment Agreement with Collective Brands, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its affiliates from time to time (together, the “Group”).
1. Your Position, Performance and Other Activities
     (a) Position. You will be employed in the position of Chief Executive Officer of the Company. You will be appointed to the Company’s Board of Directors (the “Board”) as of your Start Date (as defined in Section 2) and the Company will use reasonable efforts to cause you to be nominated for re-election each time your term expires during your employment. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed.
     (b) Authority, Responsibilities and Reporting. You shall be the most senior officer of the Company and you shall be responsible for the oversight and management of all operations and activities of the Group. Each employee of the Group shall report, directly or indirectly, to you provided that such reporting relationship is in compliance with the charter and bylaws of the Company and all applicable laws and regulations, including the rules of the stock exchange on which the Company is listed. You shall report directly and exclusively to the Board in its entirety (and not to any individual member thereof).
     (c) Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your place of performance will be Topeka, Kansas or such other place as the Board determines to locate the Company’s headquarters, subject to your right to resign for “Good Reason” (as defined in Section 5(c)) upon certain relocations of the Company’s headquarters as described in Section 5(c)(1)(H).

     (d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, and (3) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as (A) these activities do not interfere in more than a de minimis manner with your performance of your responsibilities under this Agreement and (B) any service on a corporate board, and any service on more than two civic and/or charitable boards, is approved by the Board. The boards on which you expect to serve are: American Apparel & Footwear Association and Portland Museum of Arts.
2. Term of Your Employment
Your employment under this Agreement will (a) begin on August 1, 2005 or such earlier date that is mutually agreed by you and the Company (the “Start Date” of this Agreement) provided that the condition set forth in Section 10(c) is satisfied on or prior to June 30, 2005 and (b) end at the close of business on the earlier of (1) the end of the Compensation Period or (2) the effective date of early termination of your employment. Your “Compensation Period” begins on your Start Date and is initially scheduled to end on May 31, 2008 (the “Initial End Date”). Beginning on May 31, 2008 and on each following anniversary, your Compensation Period will automatically extend for one year unless either you or the Company gives at least ninety (90) days’ prior notice of non-extension. References in this Agreement to “your employment” are to your employment under this Agreement. This Agreement will only become effective on the Start Date and will automatically terminate if you do not accept and agree to this Agreement by June 30, 2005.
3. Your Compensation
     (a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your “Salary”). The starting amount of your Salary is $1,000,000. The Company will review your Salary at least annually and may increase it at any time for any reason and your Salary may not be decreased at any time (including after any increase) without your consent; references in this Agreement to Salary shall mean your annual base salary as so increased or decreased. Any increase in your Salary will not reduce or limit any other obligation to you under this Agreement. Your Salary will be paid in accordance with the Company’s practices for senior executives of the Company.
     (b) Bonus. You will be eligible to receive an annual cash bonus (your “Bonus”) for each fiscal year of the Company ending during your employment. The amount of your Bonus will be determined by the Board (or the Board’s Compensation Committee) based on the achievement of performance goals established by the Board (or the Board’s Compensation Committee) in consultation with you. Your minimum annual cash bonus target will be equal to 75% of your Salary (or such greater amount as determined annually by the Board or the Board’s Compensation Committee) (the "Target Annual Bonus”) and, in the discretion of the Board (or the Board’s Compensation Committee), you will have the opportunity to earn a Bonus in excess of the Target Annual Bonus for achievement of performance in excess of the established performance goals. Your Bonus will be paid in accordance with the Company’s practices for senior executives of the Company. For the Company’s fiscal year ending January 28, 2006, you are guaranteed to receive a Bonus of at least $750,000 multiplied by the number of elapsed days from your Start Date through January 28, 2006 divided by 365, provided you are in the employ of the Company on the date the Bonus is paid.

     (c) Initial Equity Incentive Awards.
          (1) In addition to your Salary and Bonus, on your Start Date you will be awarded
          (A) stock options to purchase 720,000 shares of the Company’s common stock (your “Sign-On Stock Options”) and
          (B) 214,250 restricted shares of the Company’s common stock (your “Sign-On Stock”).
          (2) Your Sign-On Options will have the terms and conditions set forth in an award agreement between the Company and you that is substantially in the form attached as Exhibit 1. Your Sign-On Stock Options will have an exercise price equal to the closing price of the Company’s common stock on your Start Date. Subject to the terms of the award agreement, one-half of your Sign-On Options (i.e., options on 360,000 shares) will vest and first become exercisable in equal one-third installments on the first, second and third anniversaries, respectively, of your Start Date and the balance of your Sign-On Options (i.e., the remaining options on 360,000 shares) will vest and first become exercisable in equal one-third installments on the second, third and fourth anniversaries, respectively, of your Start Date.
          (3) Your Sign-On Stock will have the terms and conditions set forth in an award agreement between the Company and you that is substantially in the form attached as Exhibit 2. Subject to the terms of the award agreement, your Sign-On Stock will vest on the third anniversary of your Start Date.
          (4) You will be eligible to receive equity-based compensation awards following your Start Date in the sole discretion of the Compensation Committee of the Board.
     (d) Long-Term Cash Awards. During your employment, you will be eligible to participate in the Company’s Incentive Compensation Plan (and any successor plan) for each performance period starting with and after the Company’s fiscal year beginning January 29, 2006 (your“Long-Term Cash Award"). However, on your Start Date you will be deemed to participate in each of the 2004-2006 and 2005-2007 performance cycles that are already in progress under such plan (1) subject to the achievement of the performance goals that are already established for each cycle and (2) based on a target cash award of $450,000 for the 2004-2006 cycle and a target cash award $450,000 for the 2005-2007 cycle, in each case multiplied by the number of elapsed days between your Start Date and the last day of the applicable cycle (or if earlier the effective date of early termination of your employment) divided by 1095. In addition, your minimum target cash award for the 2006-2008 performance cycle established by the Board (or the Board’s Compensation Committee) will be $450,000.
     (e) Special Cash Award. You will receive a one-time cash award equal to the amount of profit sharing and annual bonus you forfeit from your prior employer by virtue of resigning to accept your position with the Company, to be paid promptly following the later of (i) your Start Date and (ii) the date on which you advise the Company of the fact of such forfeiture. However, this one-time cash award is subject to a maximum of $640,000.
     (f) Other Executive Compensation Plans and Additional Compensation. During your employment, you will be eligible to participate in all of the Group’s executive compensation plans, including any management incentive plans, deferred compensation plans (but you will not be entitled to any benefits under the Payless ShoeSource, Inc. Supplementary Retirement Plan, nor any successor plan (“SRP”), unless you are expressly made eligible by resolution of the Board or a committee thereof), and equity plans, in which senior executives of the Company participate.
4. Other Employee Benefits
     (a) Employee Benefit Plans. During your employment, you will be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits (other than the SRP), medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to senior executives of the Company.
     (b) Vacation. You will be entitled to paid annual vacation during your employment on a basis that is at least as favorable as that provided under the Company’s vacation policy (but in no event less than four weeks annually).
     (c) Business Expenses. You will be reimbursed for business and entertainment expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the Company’s normal practices for senior executives of the Company.
     (d) Relocation Benefit. You will be reimbursed for the reasonable costs incurred in connection with your relocation to the Topeka or Kansas City, Kansas metropolitan area in a manner no less generous in any aspect than as in accordance with the Company’s Executive Relocation Policy (in the form provided to you prior to the date hereof) and consistent with applicable law. In addition, you will be reimbursed for otherwise unreimbursed expenses incurred in connection with the purchase, preparation and decoration of your new home in Kansas, subject to a maximum of $75,000.
     (e) Perquisites. During your Compensation Period, you will be entitled to (1) personal use of the corporate aircraft in accordance with the Company’s proposed standard practice instructions for such use (in the form provided to you prior to the date hereof), (2) reimbursement of up to $16,000 per year for payment of annual club dues and an automobile, (3) reimbursement of up to $2,900 per year for income tax preparation and $5,000 per year for the purchase of excess medical insurance, (4) access to a Company-paid driver up to four days a week who can drive you to and from your principal residence in the Topeka or Kansas City, Kansas metropolitan area to the Company’s headquarters in Topeka, Kansas, and (5) reimbursement of up to $7,500 per year for payment of the Young Presidents Organization local and international chapter fees.
5. Early Termination of Your Employment
     (a) No Reason Required. You or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 5(e).
     (b) Termination by the Company for Cause.
          (1) “Cause” means any of the following:

          (A) Your failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that has not been cured within thirty (30) days after written notice is delivered to you by the Board, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities.
          (B) Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
          (C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude. However, if after your indictment the Company terminates your employment “for Cause” but the charges are dropped or you are acquitted of the charges, you will be entitled to the benefits set forth in Section 6(b).
          (D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).
          (E) Your breach of your fiduciary duties to the Group which has a material adverse effect on the Group. However, to the extent the breach is curable, the Company must give you notice and a reasonable opportunity to cure.
          (F) Your (i) obstructing or impeding, (ii) endeavoring to obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity.
          (G) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (G) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
          (H) Your material breach of a material provision of the Group’s Policy on Business Conduct (and any successor code of conduct and ethics).
For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel to the Company shall be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Group.

     (2) To terminate your employment “for Cause”, the Board must determine in good faith that Cause has occurred, the Company must comply with Section 5(e) and the Company must deliver to you a copy of a resolution duly adopted by a majority of the entire Board (excluding you) at a meeting of the Board called and held for such purpose (after reasonable notice to you and a reasonable opportunity for you, with your legal counsel, to be heard) that finds that in the good faith opinion of the Board, Cause has occurred and states the basis for that belief (“Notice of Cause”).
     (3) If the Board does not give Notice of Cause within ninety (90) days after any member of the Board (other than you and any other member of the Board involved in the event) has actual knowledge that an event constituting Cause has occurred, the Board cannot assert that event as a basis to terminate your employment “for Cause”. For the avoidance of doubt, the waiver or non-assertion by the Board of a particular Cause event does not preclude the Board from providing in accordance with this Section a Notice of Cause with respect to a subsequent Cause event.
     (c) Termination by You for Good Reason.
          (1) “Good Reason” means any of the following:
          (A) Any material and adverse change in your position with the Group for any reason other than your termination of employment by the Company for Cause or by reason of your Disability. However, a reduction in your responsibilities as a result of the appointment of a President of the Company and, to the extent you are named President, the removal of such title shall not be a material and adverse change so long as you retain all of the authority, responsibilities and reporting relationships as provided in Section 1(b).
          (B) Your not being appointed to the Board on your Start Date or the Company’s failure to cause you to be nominated to the Board for any reason other than your termination of employment by the Company for Cause or by reason of your Disability.
          (C) Failure by the Company to provide you with authority, responsibilities and reporting relationships as provided in Section 1(b) or any material and adverse reduction in your authority, responsibility or reporting relationships or the assignment of any duties inconsistent in any material and adverse respect with your position, authority, duties or responsibilities, for any reason other than your termination of employment by the Company for Cause or by reason of your Disability.
          (D) Any material failure by the Company to comply with Section 3 (dealing with compensation obligations).

          (E) Any other action or inaction that constitutes a material breach of the terms of this Agreement.
          (F) The Company notifies you that it will not extend your Compensation Period for a period that ends upon your Retirement for any reason other than Cause or your Disability. References in this Agreement to “your Retirement” means the date of the Company’s annual meeting of shareholders occurring in the year of your 65th birthday.
          (G) Any failure by the Company to comply with Section 11(c).
          (H) The relocation of the Company’s headquarters or your principal office more than 35 miles from its location on the Start Date if such relocation increases your one-way commute from your principal residence by more than 35 miles, unless such relocation is to the New York City metropolitan area.
          (2) The Company’s placing you on paid leave for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute Good Reason.
          (3) To terminate your employment “for Good Reason,” Good Reason must have occurred and you must comply with Section 5(e). However, prior to complying with Section 5(e), (A) you must provide written notification of your intention to resign within ninety (90) days after you know of the occurrence of any such event (“Notice of Good Reason”) and the Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason under Section 5(c) and (B) if the Company is unable to cure the condition constituting Good Reason within the thirty (30) day period then you must terminate your employment within two years from the date such event constituting Good Reason occurred, otherwise the event will no longer constitute Good Reason. For the avoidance of doubt, Good Reason will not include any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on your giving the Company notice and an event will not constitute Good Reason if you have consented to it in accordance with Section 13(e).
     (d) Termination on Disability or Death.
          (1) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 130 business days in any consecutive twelve (12) months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within thirty (30) days following the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that thirty (30) day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(d), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

          (2) Your employment will terminate automatically on your death.
     (e) Advance Notice Generally Required.
          (1) To terminate your employment before the end of your Compensation Period, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.)
          (2) You and the Company agree to provide ninety (90) days’ advance Termination Notice of any early termination (although the Company may accelerate the end of your employment by providing you with notice), unless your employment is terminated by the Company for Cause or because of your Disability or death. Accordingly, the effective date of early termination of your employment will be ninety (90) days after Termination Notice is given (unless the Company elects to accelerate the end of your employment) except that
          (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice,
          (B) the effective date will be thirty (30) days after Termination Notice is given if your employment is terminated because of your Disability, and
          (C) the effective date will be the time of your death if your employment is terminated because of your death.
          The Company may elect to place you on paid leave for all or part of the advance notice period.
          (3) The effective date of termination of your employment is referred to herein as the “Termination Date”.
6. The Company’s Obligations in Connection With Your Early Termination
     (a) General Effect. On termination in accordance with Sections 2 and 5, your employment will end and the Group will have no further obligations to you except as provided in this Section 6.
     (b) For Good Reason or Without Cause. If, during your Compensation Period, the Company terminates your employment without Cause or you terminate your employment for Good Reason in accordance with Section 5:
          (1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary, (B) your Salary for any accrued but unused vacation, (C) any unpaid Bonus for the fiscal year ending before the Termination Date, (D) any unpaid

Long-Term Cash Award for the performance cycle(s) ending in the fiscal year before the Termination Date, and (E) any accrued expense reimbursements (together, your “Accrued Compensation”). For the avoidance of doubt, no other amount will be paid to you in respect of any other Bonus or Long-Term Cash Award or any other incentive compensation plan of the Company that has not already been paid (or previously deferred). The Company will timely pay you any other amounts and provide to you any benefits that are required, or to which you are entitled on or after your Termination Date, under any plan, contract or arrangement of the Group (together, the “Other Benefits”).
          (2) The Company will pay you an amount equal to the sum of (A) two (2) times the sum of your (x) Salary and (y) Target Annual Bonus for the fiscal year in which the Termination Notice is given and (B) the amount provided in Appendix A.
          (3) The unvested stock options issued by the Group to you (including the Sign-On Options), that, absent the end of your employment, would have vested and become exercisable in the twenty-four (24) month period following the Termination Date, will immediately vest and become exercisable and remain exercisable until the earlier of (x) three years following the Termination Date and (y) the final expiration date of such options. The Sign-On Stock (if not previously vested) will immediately vest and any other restricted stock or equity-based compensation awarded by the Group to you, that, absent the end of your employment, would have vested in the twenty-four (24) month period following the Termination Date, will vest and become immediately payable in accordance with the terms of the applicable award agreement(s).
          (4) You, your spouse and your dependents will continue to be entitled to participate in each of the Group’s employee welfare plans providing for medical, dental or other health insurance on a basis (including costs) that is at least as favorable as that provided to senior officers of the Company (the “Medical Benefits”). However, if the Group’s plans do not permit you, your spouse or your dependents to participate on this basis, the Company will provide Medical Benefits (with the same after-tax effect for you) outside of the plans. Each Medical Benefit will be provided until the earlier of (A) your becoming employed by another employer and being eligible for coverage from your new employer in respect of such Medical Benefit and (B) the expiration of the twenty-four (24) month period following the Termination Date.
          (5) You will be entitled to an allowance of up to $15,000 for your reasonable outplacement expenses.
     (c) For Cause or Without Good Reason. If, during your Compensation Period, the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and provide you your Other Benefits.
     (d) Retirement, Disability or Death. If, during your Compensation Period, your employment terminates as a result of your Retirement, death or Disability, the Company will pay your Accrued Compensation and the amount provided in Appendix A and will provide your Other Benefits.

     (e) Change of Control. On your Start Date, you and the Company will enter into a Change of Control Agreement in the form attached as Exhibit 3. If there is a “Change of Control” as defined in your Change of Control Agreement, your Change of Control Agreement will supersede this Agreement (except as set forth therein). However, to the extent there is a change of control of the Company that does not qualify as a “Change of Control” under the Change of Control Agreement but nevertheless causes any payments under this Agreement to become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, you shall be entitled to the additional payments and benefits of Section 8 of your Change of Control Agreement with respect to such payments.
     (f) Indemnification. On your Start Date, you and the Company will enter into an Indemnification Agreement in the form attached as Exhibit 4.
     (g) Condition. The payments and the benefits stated in this Section 6 are conditioned on your execution, delivery and non-revocation of a valid and effective release, in substantially the form attached hereto as Appendix B (the “Release”), within fifty-five (55) days following the date of your termination of employment; provided, however, that the Company shall be obligated to execute, deliver and not revoke the Release within two (2) business days following your execution, and delivery of the Release.
     (h) Timing. The benefits provided in this Section 6 will begin and, unless otherwise specified, any cash payments owed you under this Section 6 will be paid in a lump sum within ten (10) business days following the date the condition specified in Section 6(g) of this Agreement has been satisfied.
     (i) Resignation from Directorships and Officerships. Unless the Group waives this requirement, the termination of your employment for any reason will constitute your resignation from (1) any director, officer or employee position you then have with any member of the Group and (2) all fiduciary positions (including as trustee) you hold with respect to any pension plans or trusts established by any member of the Group. You agree that this Agreement will serve as your written notice of resignation in this circumstance.
7. Proprietary Information and Work Product
     (a) Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, profit margins, seasonal plans, goals, objectives and projections, compilations, analyses and projections regarding the Group’s divisions, businesses, product segments, product lines, suppliers, sales and expenses, supplier and customer list, advertising and business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Group and (3) any matter relating to suppliers of the Group (including the Group’s terms, conditions and other business arrangements with suppliers) or other third parties having relationships with the Group. Proprietary Information includes (A) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (B) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, and (C) information and materials concerning personnel information of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (i) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, or as a result of the violation by a third party of the Group’s confidentiality rights, (ii) that you can establish was independently developed by you without reference to any Proprietary Information or (iii) your personal contact information.
     (b) Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights that the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.
     (c) Return of Proprietary Information. At the Company’s request and/or upon termination of your employment, you will return to the Company all documents, records, notebooks, computer diskettes and tapes and anything else containing Proprietary Information, including all copies thereof, as well as any other property of the Group, in your possession, custody or control. You will also delete from your own computer or other electronic storage medium any Proprietary Information. Not later than 20 days after termination of your employment, you will certify in writing to the Group that you have complied with these obligations.
     (d) Work Product. You agree to disclose fully to the Group, and hereby assign and transfer to the Group, and agree to execute any additional documentation the Group may reasonably request to evidence the assignment and transfer, immediately upon the conception, development, making or acquisition thereof, the right, title, and interest in and to any and all inventions, discoveries, improvements, innovations, and/or designs (the “Work Product”) conceived, discovered, developed, acquired or secured by you, solely or jointly with others or otherwise, together with all associated U.S. and foreign intellectual property rights (i.e., patents, copyrights, trademarks or trade secrets) either:
          (1) during the period of your employment, if such Work Product is related directly or indirectly, to the business of, or to the research or development work of the Group;
          (2) with the use of the time, materials, or facilities of the Group; or
          (3) within one year after termination of your employment if conceived as a result of and is attributable to work done during such employment and relates to Work Product within the scope of the business of the Group, together with rights to all intellectual property rights which may be granted thereon.
Upon discovery, development or acquisitions or any such Work Product, you shall notify the Group and shall execute and deliver to the Group, without further compensation, such documents prepared by the Group as may be reasonable or necessary to prepare or prosecute applications for such Work Product and to assign and transfer to the Group your right, title and interest in and to such Work Product and intellectual property rights thereof. You acknowledge that you have carefully read and considered the provisions of this paragraph and, having done so, agree that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of the Group, its officers, directors, and other executives.
     (e) Limitations. Nothing in this Agreement prohibits (i) you or any member of the Group from providing truthful testimony or information to governmental, regulatory or self-regulatory authorities, (ii) you or any member of the Group from having discussions with legal counsel for the purpose of asserting or defending the party’s legal rights or (iii) you from having discussions with your financial and tax advisors for purposes of personal financial and tax planning, provided that in the case of your disclosure to any financial or tax advisor (other than your legal counsel), such advisor(s) agree in writing to be bound by Sections 7(b) and 7(c) to the same extent that you are bound.
8. Ongoing Restrictions on Your Activities
     (a) General Effect. This Section 8 applies during your employment and for the twenty-four (24) month period after your employment ends. This Section uses the following defined terms:
          ”Competitive Enterprise” shall include, but not be limited to:
          (1) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at retail to consumers at price points competitive, or likely to be competitive with the Group (e.g., including, without limitation, Wal-Mart, K-Mart, Target, Ames, Mervyn’s Pic-N-Pay, Foot Star, Inc., Edison, Aldo, Genesco, Venator, Famous Footwear, Shoe Carnival, Jones Apparel Group, Kohl’s, Liz Claiborne, Big Five, J.C. Penney and Sears) within 20 miles of any store of the Group or the store of any wholesale customer of the Group in the United States, or anywhere in any foreign country in which the Group has retail stores, franchisees or wholesale customers;
          (2) any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailers or other footwear distributors located within 20 miles of any store of the Group or the store of any wholesale customer of the Group in the United States, or anywhere in any foreign country in which the Group has retail stores, franchisees or wholesale customers;
          (3) any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear to retailers or other footwear distributors located within 20 miles of any store of the Group or the store of any wholesale customer of the Group in the United States, or anywhere in any foreign country in which the Group has retail stores, franchisees, or wholesale customers; (e.g., including, without limitation, Jones Apparel Group, Dexter, Stride Rite, Liz Claiborne, Wolverine Worldwide, Timberland, Nike, Reebok, K-Swiss, Keds and Adidas); or

          (4) any business which provides buying office services to any store or group of stores or businesses referred to in paragraphs (1), (2) or (3) above.
          ”Client” means any client or prospective client of the Group to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Group.
          ”Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
     (b) Your Importance to the Group and the Effect of this Section 8. You acknowledge that:
          (1) In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm. In return for the benefits you will receive from the Group and to induce the Group to enter into this Agreement, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.
          (2) In light of Section 8(b)(1), if you breach any provision of this Section 8, the loss to the Company would be material but the amount of loss would be uncertain and not readily ascertainable.
          (3) This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.
     (c) Your Payment Obligations.
          (1) If you fail to comply with this Section 8 during the Compensation Period and for a twenty-four (24) month period thereafter, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will forfeit all remaining payments owed to you under Section 6.
          (2) With respect to any equity-based compensation awarded to you by the Company from time to time (including Exhibits 1 and 2 hereto), notwithstanding Section 6.1 of the Company’s 1996 Stock Incentive Plan, the Company shall not be entitled to cancel or rescind or demand repayment in respect of or as a remedy for any purported violation of this Section 8 or any similar covenants in any other plan, policy, arrangement or agreement applicable to you.

     (d) Non-Competition. During your Compensation Period and for a twenty-four (24) month period after termination of your employment, you will not directly or indirectly:
          (1) hold more than or equal to the greater of $25,000 or 1% of any equity, debt, voting or profit participation interest in a Competitive Enterprise; or
          (2) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
          (A) that is substantially related to any activity that you were engaged in,
          (B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or
          (C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;
          in each case, for the Group at any time during the year before the end of your employment (or, if earlier, the year before the date of determination).
     (e) Non-Solicitation of Clients. During your Compensation Period and for a twenty-four (24) month period after termination of your employment, you will not attempt to:
          (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group,
          (2) transact business with any Client that would cause you to be a Competitive Enterprise or that would cause any Client to reduce or refrain from doing any business with the Group, or
          (3) interfere with or damage any relationship between the Group and a Client.
     (f) Non-Solicitation of Group Employees. During your Compensation Period and for a twenty-four (24) month period after termination of your employment, you will not attempt to Solicit anyone who is then an employee of the Group (or who was an employee of the group within the prior six (6) months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise.
     (g) Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and you will deliver a copy of the notice to the Group no later than your first day of employment with such employer.
9. No Public Statements or Unfavorable Publicity
After your employment, you agree not to take any action that is intended to harm the Group or its reputation or which leads to unwanted or unfavorable publicity to the Group and you agree that you will not make any public statement that would libel, slander or disparage any member of the

Group or any of their respective past or present executive officers or directors. After your employment, the Company agrees, on behalf of the members of the Board and the executives who are your direct reports on the Termination Date, that neither such Board member nor such direct reports (in each case, during their tenure as director or employee, respectively) will make any public statement that is intended to libel, slander or disparage you. This Section 9 is subject to Section 7(e). This Section 9 shall not prevent you from making good faith comparative claims regarding the goods and services of the Company and those of an entity by which you are subsequently employed or in which you obtain a financial interest, so long as such activity does not violate Section 8. Nothing in the preceding sentence shall have any impact on the interpretation of Section 8.
10. Entire Agreement; No Conflict; Written Waiver
     (a) Entire Agreement. This Agreement (including the Exhibits hereto), the Change of Control Agreement and the Indemnification Agreement (the “Signing Agreements”) are the entire agreement between you and the Company with respect to the relationship contemplated by the Signing Agreements and supersede any earlier agreement, written or oral, with respect to the subject matter of the Signing Agreements. In entering into the Signing Agreements, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in the Signing Agreements.
     (b) No Conflicts. Your execution of this Agreement and performance of the obligations under this Agreement by you do not and will not conflict with, violate the terms of, or constitute a default under, and will be in compliance with any agreement or instrument to which you are a party or by which you are bound, or to which you are subject. You are not party to any employment contract, confidentiality agreement or other agreement that contains any restriction that will affect the performance of your duties hereunder. You represent that (A) your negotiations with the Group have not interfered with your duties as an employee, partner or member of another entity, (B) you have not and will not solicit or encourage any employee of another entity to leave such entity’s employment in violation of any agreement between such entity and you and (C) you have not, and will not, use, retain or disclose to the Group any confidential information of another entity.
     (c) Written Waiver. In order for this Agreement to become valid and binding, you must deliver to the Company prior to June 30, 2005 a valid written waiver from your prior employer confirming the agreement of such employer not to enforce its post-employment non-competition restrictions against you during your employment with the Group.
11. Successors
     (a) Payments on Your Death. If you die and any amounts become payable under this Agreement, we will pay those amounts to your estate.
     (b) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, will be void.

     (c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (A) in a Reorganization, the entity resulting from the Reorganization or (B) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.
12. Disputes
     (a) Employment Matter. This Section 12 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the Seller or the termination of that employment (together, an "Employment Matter”).
     (b) Mandatory Arbitration. Subject to the provisions of this Section 12, any Employment Matter will be finally settled by arbitration in Shawnee County, Kansas administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 13(c) (and you and the Group agree not to request any such amendment or modification), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of the notice of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm who is experienced in employment matters).
     (c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.
     (d) Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of Topeka or Shawnee County, Kansas to enforce any arbitration award under Section 12(b). Also, notwithstanding anything to the contrary in this Agreement, the Group may bring an action or proceeding, in addition to its rights under Section 12(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8 in state or federal court . You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the Group that cannot be measured or repaired and (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of any of those Sections.

     (e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of Topeka or Shawnee County, Kansas over any Employment Matter that is not otherwise arbitrated or resolved according to Section 12(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 12(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 12(b) and this 12(e).
     (f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.
     (g) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Kansas applicable to contracts made and to be performed entirely within that State.
     (h) Costs. To the extent permitted by law, the Company will pay as incurred on a quarterly basis any reasonable expenses, including reasonable attorney’s fees (and such fees incurred at your attorney’s normal hourly rates will be presumed reasonable), you incur as a result of any Employment Matter, provided that you make satisfactory arrangements to repay such expenses if you ultimately do not prevail on one material issue in such dispute. Additionally, the Company will reimburse your reasonable attorney’s fees, not to exceed $35,000, incurred by you in entering into this Employment Agreement.
13. General Provisions
     (a) Construction. (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

          (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.
          (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”
          (4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.
     (b) Taxes.
          (1) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
          (2) Section 409A.
          (A) This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that, based on the advice of legal counsel, one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment; provided, however, de minimis costs associated with the implementation of such 409A reforms shall be considered reasonable and not an increase under this subsection (a), and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or the Company.
          (B) To extent you would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of your employment would be subject to the Section 409A, additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with simple interest on any unpaid amounts equal to 6-month LIBOR on the Termination Date plus 450 basis points, will be paid to you on the earlier of the first day following the six (6) month anniversary of your date of termination or your death.

          (C) Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the first day following the six (6) month anniversary of your date of termination or your death.
          (D) Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under Section 6 of this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under Section 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.
          (E) Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
     (c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

     (d) No Set-off or Mitigation. Except as provided in Section 6(b)(5) or if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.
     (e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 13(e)):
If to you, to your address then on file with the Company’s payroll department.
If to the Company or any other member of the Group, to:
Collective Brands, Inc.
3231 SE Sixth Avenue
Topeka, KS 66607
Attention: General Counsel
Facsimile: 785-368-7524
     (f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.
     (g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
     (h) Third Party Beneficiaries. Subject to Section 11, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Group and (2) Section 11(a) will inure to the benefit of the most recent persons named in a notice under that Section.
     (i) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

BY SIGNING THIS AGREEMENT, I HEREBY CERTIFY THAT I (A) HAVE RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT, (B) HAVE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR I DESIRED TO CONSULT, INCLUDING LEGAL COUNSEL, (D) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, AND (E) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Matthew E. Rubel

Matthew E. Rubel

COLLECTIVE BRANDS, INC.

By:	/s/ Betty J. Click

Betty J. Click
Its:	Senior Vice President Human Resources
December 19, 2008

APPENDIX A
CHART OF ADDITIONALSEVERANCE PAYMENT UNDER SECTION 6

Fiscal Quarter in which Date of Termination	Payment under Section
Occurs	6(b)(2)(B) $*
First Fiscal Quarter	$1,000,000
Second Fiscal Quarter	$1,425,000
Third Fiscal Quarter	$1,850,000
Fourth Fiscal Quarter	$2,275,000

*	The amounts set forth in this column shall be automatically increased by the percentage increase, if any, in the Executive’s Salary from January 1, 2009.

APPENDIX B
FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

WAIVER AND RELEASE
     THIS WAIVER AND RELEASE (this “Waiver and Release”) is entered into by and between Collective Brands, Inc., a Delaware corporation (the “Company”) and Matthew E. Rubel(the “Executive”) pursuant to that certain Employment Agreement executed by and between the Company and the Executive on the ______ day of ______, as amended from time to time (the “Employment Agreement”). The Company and the Executive hereby agree knowingly and voluntarily as follows:
     In consideration of the payments and benefits pursuant to Paragraph[s] ______ of the Employment Agreement (the “Benefits”) the Executive agrees that the Benefits constitute consideration for this agreement to which the Executive would not otherwise be entitled and are in lieu of any rights or claims that the Executive may have with respect to separation or severance benefits, or any other form of remuneration from the Company or any of its affiliates, and in consideration thereof, after the opportunity to consult legal counsel, the Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Executive or any Related Parties ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626

(f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation. Notwithstanding the foregoing, the Executive and Related Parties do not release or waive any right or claim (i) the Executive and Related Parties may have to obtain post-employment payments and benefits, if any, and exercise any rights pursuant to the Employment Agreement or award thereunder (including, but not limited to, paragraph[s] ______ thereof; (ii) to obtain post-employment payments and benefits and exercise any rights under any plan or agreement referred to in the Employment Agreement or award thereunder (iii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iv) for indemnification and advancement of fees and expenses under any agreement with or policy of the Company or its affiliates relating to indemnification and advancement of fees and expenses of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (v) under any policy of directors’ or officers’ liability insurance; (vi) that arises against the Company after the date of this Waiver and Release; and (vii) to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.
     The Executive represents that he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Waiver and Release except as permitted under paragraph 1 hereof.
     The Executive understands and agrees that if Executive commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise materially violates the terms of this Waiver and Release, the Executive will cease to have any further rights to the Benefits from the Company referred to in the first paragraph of this Waiver and Release.

     In consideration for the Executive’s release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Executive and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country. Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Executive after the date of this Waiver and Release, (ii) any claim against the Executive based on intentional misconduct, fraud, misappropriation or gross neglect or (iii) any right the Company and the Releasees may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.
     The Executive understands and agrees that the payments by the Company to the Executive of any Benefits and the signing of this Waiver and Release by the Executive do not in any way indicate that the Executive has any viable claims against the Company or that the Company admits any liability to the Executive whatsoever.
     The Executive affirms that, prior to the execution of this Waiver and Release, the Executive was advised by an attorney of the Executive’s choice concerning the terms and conditions set forth herein, and that the Executive was given up to twenty-one (21) days to consider (notwithstanding the time lapsed, if any, during such twenty-one day period to review and revise) this Waiver and Release and its consequences. The Executive has seven (7) days following the Executive’s signing of this Waiver and Release to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired.

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this ______ day of ______, ______.

EXECUTIVE:

MATTHEW E. RUBEL

By:

COMPANY:

COLLECTIVE BRANDS, INC.

By:

	Name:	Betty J. Click
	Title:	Senior Vice President Human Resources